Exhibit 10.31

CONFIRMATION OF TAX EQUALIZATION

July 1, 2015

Personal & Confidential

Elias Diaz-Sese

Burger King AsiaPac, Pte.

Dear Elias:

This letter confirms that you will be provided tax equalization in accordance with Exhibit “A”, on all options to purchase shares of common stock in Restaurant Brands International Inc. represented by the option award agreements described in Exhibit “B” (the “Options”), all of which Options were granted to you during the course of your employment with Burger King AsiaPac, Pte. (“BKAP”).

We are providing tax equalization as a result of your joining the TDL Group Corp. in Canada as the Tim Hortons Brand President (“TDL”). TDL is an Affiliate of BKAP, as such term is defined in the applicable option award agreements.

For purposes of the equalization described in this letter, the “home” country is the United States of America (the “US”), since your base salary and any bonuses paid are currently equalized to such country. Through your termination date with BKAP, your “host” country is deemed to be Singapore, after which date, your host country will be Canada.

Pursuant to Singapore law, upon the termination of your employment with BKAP, you will be deemed to have exercised all of the Options, and you must pay local taxes on the deemed gain (the “Deemed Exercise”). As part of the equalization described in this letter, BKAP shall pay any taxes due as a result of the Deemed Exercise upon your exit from Singapore.

Your burden in respect of the foregoing will remain at a similar level as if you were employed in the US. This will be achieved by (a) upon the exercise of any of the Options, TDL (or an affiliate thereof, as applicable) withholding from your compensation or the exercise proceeds a hypothetical tax equivalent to the amount of tax which would have been due from you had you been located in the US from the date of issuance through the date of exercise, and (b) TDL (or an affiliate thereof, as applicable) paying the actual taxes due on the exercise of the Options.

You agree that upon your actual exercise of the Options, should the gain be less than the gain reported to the Inland Revenue Authority of Singapore at the time of the Deemed Exercise, then any and all associated tax credits or refunds (collectively, the “Refunds”) shall belong to BKAP. You agree to cooperate with BKAP in applying for any such Refunds, including but not limited to completing all necessary paperwork, assigning to BKAP your rights in and to such Refunds and designating BKAP or any of its designated affiliates as your attorney in fact to apply for such Refunds.

This letter, including Exhibit “A”, and all of your obligations hereunder shall survive the termination of your employment with BKAP and TDL.

Please sign a copy of this letter where indicated below to evidence your agreement to the terms and conditions set forth in this letter. If you should have any questions regarding this matter, please do not hesitate to contact me.

Sincerely,

/s/ Heitor Goncalves
Heitor Goncalves Chief People Officer

Agreed and Accepted, this ___ day of July, 2015

/s/ Elias Diaz-Sese
Elias Diaz-Sese

Acknowledgment

Burger King AsiaPac, Pte. hereby acknowledges and agrees to the terms and conditions set forth in the foregoing letter, effective as of the date set forth above.

Burger King AsiaPac, Pte.

By:	/s/ David Shear
Name:	David Shear
Title:	President, APAC

Exhibit “A”

Tax Equalization

Methodology

BKAP and/or TDL (as applicable, the “Company”) designated tax consultant will determine the appropriate method to ensure the employee and the Company pay their fair share of the taxes incurred during the assignment. The employee’s share of the tax burden is called “hypothetical tax”.

Hypothetical Tax: Calculation and Process

Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the employee is responsible.

Calculation

All employees will have their hypothetical tax calculated based on the employee’s “normal” residency within the home country for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

Withholding

Hypothetical tax will be retained from the employee’s compensation when paid. The Company and the designated tax consultant will determine the appropriate withholding rate on such items.

Final Settlement

Tax Equalization Calculation

As previously stated, the tax equalization settlements are prepared using relevant data, in order to:

■	Calculate and reconcile the employee’s final hypothetical tax responsibility; and

■	Allocate all actual host-country taxes (and any home-country taxes, if applicable) between the employee and the Company.

Tax equalization calculations are prepared by the Company-designated tax consultant to ensure consistency and proper application of Company policy. The Company-designated tax consultant will send the Company a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the employee.

The tax equalization settlement usually results in an amount due to/from the employee.

Any payments due to the Company from the employee must be settled within 30 days of the later of:

■	Receipt of the tax equalization calculation; or

■	Receipt of any refund due to the employee by the home and/or host country taxing authorities.

The Company also reserves the right to deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Upon receipt of the completed tax returns, the employee is expected to pay any balance due. Conversely, if the actual returns generate a refund, the employee will collect the refund or, at BKAP’s option, designate

BKAP (or an entity designated by BKAP) as employee’s attorney in fact to collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

The Company may, at its discretion, make direct payments to the taxing authorities on behalf of the employee for taxes owed when the tax is Company’s responsibility, as determined by the tax equalization settlement.

Tax Credits

Any tax credits for taxes paid by the Company, which reduced the employee’s income tax liability before, during, or subsequent to an assignment, are owned/utilized by the Company. The Company determines whether to keep the employee in the tax equalization program if the expatriate has carryover tax credits that may be used in the future.

Exhibit “B”

Grant Data
Grant Date	# Options	Grant Price	Vesting Date	Expiration Date
02/21/12	68,214	$3.54	12/31/16	02/20/22
03/01/12	452,765	$3.97	03/01/17	02/28/22
03/01/13	250,000	$18.25	03/01/18	02/28/23
03/01/13	32,401	$18.25	12/31/17	02/28/23
03/07/14	21,282	$27.28	12/31/18	03/06/24
03/07/14	21,281	$27.28	12/31/18	03/06/24
03/07/14	180,000	$27.28	03/07/19	03/06/24